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                                  Exhibit 10.29

                                                                  EXECUTION COPY

             ENVIRONMENTAL REMEDIATION AND INDEMNIFICATION AGREEMENT

                                 by and between

                            PRIME GROUP REALTY, L.P.,
                         a Delaware limited partnership

                                       and

                             THE PRIME GROUP, INC.,
                             an Illinois corporation

                         Dated as of: November 17, 1997


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             ENVIRONMENTAL REMEDIATION AND INDEMNIFICATION AGREEMENT

         THIS ENVIRONMENTAL REMEDIATION AND INDEMNIFICATION AGREEMENT (this "Agreement") made and entered into as of the 17th day of November, 1997, by and between The Prime Group, Inc., an Illinois corporation ("Indemnitor"), and Prime Group Realty, L.P., a Delaware limited partnership, in its individual capacity and as general partner of the limited partnerships which own the Properties (as hereinafter defined) (Prime Group Realty, L.P. and each such partnership, collectively, "Indemnitee");

                                   WITNESSETH:

                  WHEREAS, Indemnitor and Indemnitee, together with certain other parties, have heretofore entered into an agreement (the "Formation Agreement") which provides, in part, for the contribution of interests in partnerships which own certain properties, commonly known as (i) the Chicago Enterprise Center, located in Chicago, Illinois ("CEC"), (ii) the East Chicago Enterprise Center, located in East Chicago, Indiana ("ECEC") and (iii) the Hammond Enterprise Center, located in Hammond, Indiana ("HEC," and together with the CEC and the ECEC, collectively known as the "Properties");

                  WHEREAS, as a condition to its entering into the Formation Agreement, Indemnitee has required that Indemnitor remediate, or cause the remediation of, certain Known Contamination (as defined below) which has been discovered on the Properties, and to indemnify, save, and hold Indemnitee harmless from and against certain obligations and liabilities which may be incurred by Indemnitee (whether as owner, occupier, or operator of the Properties) by reason of such Known Contamination.

                  WHEREAS, this Agreement is entered into to provide the Indemnitee with the indemnity, protections, and assurances it requires and as an inducement to Indemnitee to enter into the Formation Agreement;

                  NOW, THEREFORE, in consideration of the Properties and of the mutual promises and agreements herein contained, the agreements and covenants contained in the Formation Agreement, TEN DOLLARS ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

         1. Recitals. The recitals set forth above are true and correct and are by this reference incorporated herein.

         2. Definitions. As used in this Agreement, the terms "Covenant Not to Sue," "Known Contamination," "Hazardous Materials," "IEPA," "IDEM," "NFR Letter," "Known Contamination," "NFR Letter," "Release," "Environmental Laws" and "Environmental Reports" are defined as follows:


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                  (a) "Covenant Not to Sue" means both a Certificate of
Completion from the IDEM pursuant to Indiana Code 13-25-5-20(b) and a Covenant Not to Sue from the Governor of the State of Indiana pursuant to Indiana Code 13-25-5-18.

                  (b) "Known Contamination" means the environmental conditions existing on the Properties, as specifically identified in the Environmental Reports and with respect to which Indemnitor is required to remediate (i) at CEC in order to receive a NFR Letter for the environmental contamination listed in the Environmental Reports as being present at CEC, and (ii) at ECEC and HEC in order to receive a Covenant Not to Sue for each of ECEC and HEC for the environmental contamination listed in the Environmental Reports as being present at HEC and ECEC.

                  (c) "Hazardous Materials" means any hazardous or toxic substances, materials or wastes, including, but not limited to, those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. Section 172.101) and amendments thereto or designated by the United States Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302) and such substances, materials and wastes which are or become regulated under Environmental Law including, without limitation, any material, waste or substance which is: (i) petroleum; (ii) asbestos; (iii) polychlorinated biphenyls; (iv) defined or regulated as a "hazardous waste" under Environmental Law; (v) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C.
Section 1251 et seq. (33 U.S.C. Section 1321) or listed pursuant to section 307 of the Clean Water Act (33 U.S.C. Section 1317); or (vi) defined as a "hazardous substance" pursuant to section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C.
Section 9601).

                  (d) "IEPA" means the Illinois Environmental Protection Agency.

                  (e) "IDEM" means the Indiana Department of Environmental Management.

                  (f) "NFR Letter" means a No Further Remediation Letter from the IEPA pursuant to the Illinois Environmental Protection Act (415 ILCS 5/58).

                  (g) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment, including, without limitation, the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials.

                  (h) "Environmental Laws" means all federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards, and regulations, in effect as of the date hereof, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

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                  (i) "Environmental Reports" means the environmental reports listed on Exhibit A attached hereto.

         3. Remediation and Indemnification. Indemnitor agrees to remediate the Known Contamination and agrees to exonerate, indemnify, pay and protect, defend (with counsel reasonably approved by Indemnitee), and save and hold Indemnitee and the directors, officers, shareholders, employees, and agents of Indemnitee harmless from and against any claims (including, without limitation, third party claims for personal injury or real or personal property damage), actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities (including sums paid in settlement of claims), interest, or losses, including reasonable attorneys' and paralegals' fees and expenses (including, without limitation, any such fees and expenses incurred in enforcing this Indemnification Agreement or collecting any sums due hereunder), investigation and remediation costs, consultants' fees and experts' fees, together with all other costs and expenses of any kind or nature (collectively, the "Costs") that arise directly or indirectly from or in connection with the Known Contamination. The indemnification provided in this Paragraph 3 shall specifically apply to and include claims or actions brought by or on behalf of employees of Indemnitor. In the event Indemnitee shall suffer or incur any such Costs, Indemnitor shall immediately pay to Indemnitee the total of all such Costs suffered or incurred by Indemnitee upon demand by Indemnitee. Without limiting the generality of the foregoing, the indemnification provided in this Paragraph 3 shall specifically cover Costs, including capital, operating, supervision and maintenance costs, incurred in connection with any investigation or monitoring of site conditions, any clean-up, containment, remediation, removal, or restoration work required or performed by any federal, state or local governmental agency or political subdivision or performed by any nongovernmental entity or person because of Known Contamination.

         4. Remedial Work. Indemnitor shall perform any investigation or monitoring of site conditions and any clean-up, containment, restoration, removal, treatment, stabilization, or other remedial work relating to the Known Contamination (collectively, the "Remedial Work") required at CEC to obtain the NFR Letter and at the HEC and ECEC to obtain a Covenant Not to Sue. Indemnitor shall perform or cause to be performed the required Remedial Work in compliance with all Environmental Laws. All required Remedial Work shall be performed by one or more contractors, selected by Indemnitor and approved (such approval not to be unreasonably withheld or delayed) in advance in writing by Indemnitee, and under the supervision of a consulting engineer, selected by Indemnitee and approved (such approval not to be unreasonably withheld or delayed) in advance in writing by Indemnitor. All costs and expenses of such required Remedial Work shall be paid by Indemnitor including, without limitation, the charges of such contractor(s) and/or the consulting engineer, and Indemnitee's reasonable consultant, attorney and paralegal fees and costs incurred in connection with monitoring or review of such Remedial Work. In the event Indemnitor shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, such Remedial Work, Indemnitee may, but shall not be required to, cause such Remedial Work to be performed, and all costs and expenses thereof, or incurred in connection therewith shall be Costs within the meaning of Paragraph 3 above. All such Costs shall be immediately due and payable upon demand by Indemnitee.

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         5. Limitations of Remedial Work. Notwithstanding anything in this
Agreement to the contrary, Indemnitor and Indemnitee agree that Indemnitor shall not be required to remediate Known Contamination under buildings or paved parking areas on the Properties except to the extent required by IEPA or IDEM, as applicable to obtain the NFR Letter or the Covenant Not to Sue, respectively. In addition, Indemnitor and Indemnitee agree that certain of the Known Contamination may, with the approval of IEPA or IDEM, as applicable, be remediated by utilizing appropriate engineered barriers over or around such Known Contamination instead of actually removing it. Indemnitee agrees that the NFR Letter for CEC and the Covenant Not to Sue for ECEC and HEC may contain certain limitations and requirements relating to Known Contamination underneath, or contained by, such buildings, parking areas and engineered barriers (collectively, "Caps") including, but not necessarily limited to, a requirement that restrictions on removing such Caps be recorded against the relevant portions of the applicable Property. The NFR Letter and Covenant Not to Sue may also include a requirement that a restrictive covenant be recorded against the applicable Property limiting the use of such Property to industrial and other approved uses. Indemnitee agrees that in the event that IEPA or IDEM requires that any such restrictive covenants or other limitations (the "Restrictive Covenants") be recorded against any or all of the Properties, Indemnitee shall cause the fee simple title holders of the relevant portions of the applicable Property or Properties to record such Restrictive Covenants against all or any such portions of the applicable Property or Properties as required by IEPA or IDEM. Indemnitor agrees to provide Indemnitee in advance with the form of each NFR Letter, Covenant Not to Sue and Restrictive Covenant requested by IEPA or IDEM (the "EPA Documents") for Indemnitee's approval, and Indemnitee shall have the right to negotiate the form and substance of such EPA Documents with Indemnitor and IEPA or IDEM, as applicable; provided, however, that Indemnitee's approval of such EPA Documents shall not be unreasonably withheld or delayed.

         6 Notice of Claims. All notices, approvals, consents, requests, and demands upon the respective parties hereto shall be in writing; sent by personal delivery (including, without limitation, nationally recognized courier services such as Federal Express), or by certified or registered mail, postage prepaid and return receipt requested; and addressed as follows:

         To Indemnitor:             The Prime Group, Inc.
                                    77 West Wacker Drive
                                    Suite 3900
                                    Chicago, Illinois 60601
                                    Attn:  President

         With a copy to:            The Prime Group, Inc.
                                    77 West Wacker Drive
                                    Suite 3900
                                    Chicago, Illinois 60601
                                    Attn: General Counsel

         To Indemnitee:             Prime Group Realty Trust


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                                    77 West Wacker Drive
                                    Suite 3900
                                    Chicago, Illinois 60601
                                    Attn:  President

         With a copy to:            Winston & Strawn
                                    35 West Wacker Drive
                                    Chicago, Illinois 60601
                                    Attn: Wayne D. Boberg, Esq.

or to such other address as may be furnished in writing for such purpose with a copy to one additional person each as Indemnitor or Indemnitee shall specify in writing.

         7. Participation in Defense of Claims/Duty to Cooperate Notice of Indemnitor. In the event that any claim, action, administrative proceeding (including informal proceedings), or other demand is made by any governmental agency or other third party against Indemnitee involving Costs, Indemnitor shall cooperate with Indemnitee in any defense or other response to any such claim or other demand. Indemnitor shall have the right to participate in the defense or other response to any such claim or demand provided that Indemnitee shall have the right, but not the obligation, to direct and control the defense or response to any such claim or demand. Indemnitor's right to participate in the defense or response to any such claim or demand shall not be deemed to limit or otherwise modify Indemnitor's obligations under this Agreement. Indemnitee shall give notice to Indemnitor of any claim or demand governed by this Paragraph 6 within a reasonable period after such claim or other demand first becomes known to Indemnitee.

         8. Subrogation of Indemnity Rights. If Indemnitor fails to perform its obligations under Paragraph 4 above and Indemnitee performs in its stead, Indemnitee shall be subrogated to any rights Indemnitor may have under any indemnifications from any present, future or former owners, tenants, or other occupants or users of the Properties (or any portion thereof) relating to the matters covered by this Indemnification Agreement.

         9. Assignment by Indemnitee. No consent by Indemnitor shall be required for any assignment or reassignment of the rights of Indemnitee hereunder to one or more parties.

         10. Litigation Matters. Indemnitee acknowledges that Indemnitor and certain affiliates of Indemnitor are currently engaged in litigation against certain past or present tenants of the Properties, as specified on Exhibit B attached hereto. Indemnitee acknowledges and agrees that any cash or other property received by Indemnitor or such affiliates pursuant to such litigation, for remediation costs previously incurred and for future remediation costs to the extent that the Indemnitor is responsible for such future remediation pursuant to the terms of this Agreement, shall be retained by Indemnitor or such affiliates, even if the value of such cash or property exceeds the amounts due to Indemnitee under this Agreement. Indemnitee also agrees that Indemnitor has the right to receive all cash or securities held in escrow pursuant to any agreement between Indemnitor

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or Indemnitee or any affiliate of Indemnitor or Indemnitee, on the one hand, and
IEPA, IDEM or any other governmental authority, on the other hand, or between Indemnitor or Indemnitee or any affiliate of Indemnitor or Indemnitee, on the one hand, and any lender or provider of credit support, on the other hand, regarding environmental matters relating to the Properties. Indemnitee also agrees to cooperate fully with Indemnitor or any affiliate of Indemnitor, at Indemnitor's expense, in any litigation or other proceedings or actions regarding environmental matters related to the Properties.

         11. Merger, Consolidation, or Sale of Assets. In the event of a dissolution of Indemnitor or other disposition involving Indemnitor or all or substantially all of the assets of Indemnitor to one or more persons or other entities, the surviving entity or transferee of such assets, as the case may be, shall deliver to Indemnitee an acknowledged instrument in recordable form assuming all covenants, agreements, responsibilities, liabilities and obligations of Indemnitor under this Agreement.

         12. Independent Obligations: Survival. The obligations of Indemnitor under this Agreement shall survive the consummation of the Formation Agreement, and the obligations of Indemnitor under this Agreement are separate and distinct from the obligations of Indemnitor under the Formation Agreement. This Agreement may be enforced by Indemnitee without regard to any other rights and remedies Indemnitee may have against Indemnitor under the Formation Agreement and without regard to any limitations on Indemnitee's recourse as may be provided in the Formation Agreement.

         13. Miscellaneous. If any term of this Agreement or any application thereof shall be invalid, illegal, or unenforceable, the remainder of this Agreement and any other application of such term shall not be affected thereby. No delay or omission in exercising any right hereunder shall operate as a waiver of such right or any other right. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by Indemnitor and Indemnitee, and their respective mortgagees, successors and assigns, including, without limitation, any assignee of Indemnitee who acquires all or any portion of the Indemnitee's interest in the Properties, any mortgagee of any portion of the Properties and any person who acquires any portion of the Properties through foreclosure or deed in lieu of the foreclosure. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois.

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         IN WITNESS WHEREOF, Indemnitor and Indemnitee have caused this
Agreement to be executed as of the day and year first above written.

                                   INDEMNITOR:

                                   The Prime Group, Inc.,
                                   an Illinois corporation

                                   By:      /s/ Robert J. Rudnik
                                           ------------------------------
                                   Its:     Executive Vice President
                                           ------------------------------

                                   INDEMNITEE:

                                   Prime Group Realty, L.P.,
                                   a Delaware limited partnership

                                   By: Prime Group Realty Trust,
                                   a Maryland real estate investment trust,
                                   its Managing General Partner

                                   By:      /s/ W. Michael Karnes
                                           ------------------------------
                                   Its:     Executive Vice President
                                           ------------------------------


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                                    EXHIBIT A

                              Environmental Reports

1. Removal Site Evaluation and Preliminary Assessment -- Event Two Report, April 1997, by Carlson Environmental, regarding the Chicago Enterprise Center

2. Remediation Work Plan, February 1997, by Heritage Environmental Services, regarding the East Chicago Enterprise Center

3. Remediation Work Plan, February 1997, by Heritage Environmental Services, regarding the Hammond Enterprise Center


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                                    EXHIBIT B

                                   Litigation

1. Enterprise Center VII, L.P., Enterprise Center VIII, L.P., Enterprise Center IX, L.P., Enterprise Center X, L.P. and Kemper/Prime Industrial Partners vs. USX Corporation and Illinois Tool Works, Inc. and Signode Corporation, Case Number 96C 5283, filed on August 22, 1996 in the United States District Court for the Northern District of Illinois, Eastern Division.

2. Kemper/Prime Industrial Partners vs. Montgomery Watson Americas, Inc. (as successor by merger to Warzyn Inc. f/k/a Warzyn Engineering, Inc.), Case Number 97C 4278, filed on June 13, 1997 in the United States District Court for the Northern District of Illinois, Eastern Division.


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Document Number:  251361.8
3-28-98/10:54AM


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